Exhibit 99.1

World Fuel Services Corporation Completes Lakeside Oil Acquisition

-- Increases Land Based Fuel Volume to Approximately One Billion Gallons --

MIAMI--(BUSINESS WIRE)--July 1, 2010--World Fuel Services Corporation (NYSE: INT) announced today that its wholly-owned subsidiary, World Fuel Services, Inc., has completed the previously announced acquisition of select assets of Lakeside Oil Company, Inc. (“Lakeside”), including the assets comprising Lakeside’s wholesale motor fuel distribution business.

“Lakeside further expands our position in the land based fuel market and we look forward to working closely with the Lakeside team. We are committed to further expanding our land business as significant strategic growth opportunities remain,” stated Michael J. Kasbar, president and chief operating officer of World Fuel Services Corporation. “This transaction is expected to add $0.06 to $0.08 to earnings in the first twelve months.”

Lakeside, based in Milwaukee, Wisconsin, with 2009 volume of approximately 350 million gallons, distributes gasoline and diesel fuel under long-term contracts to more than 250 retail operators in Wisconsin and Minnesota and is also a supplier to industrial, commercial and government customers.

“We are very excited to be partnering with a company that has the breadth of experience and balance sheet strength of World Fuel. We are committed to maintaining Lakeside’s strong level of customer service and relationships with our customers and suppliers,” stated Bill Elliott, president of Lakeside.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a global leader in the marketing and sale of marine, aviation and land fuel products, as well as related services. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in 200 countries, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 44 strategically located global offices, World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit http://www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, Executive Vice President &
Chief Financial Officer
or
Francis X. Shea, Executive Vice President &
Chief Risk and Administrative Officer
305-428-8000